Exhibit 99.01

DATE:	August 2, 2006	CONTACTS:	Michael Kinney (media)
732-938-1031
or
Dennis Puma (investors)
732-938-1229
NJR REPORTS FISCAL YEAR-TO-DATE AND
THIRD-QUARTER EARNINGS PER SHARE

•	NJR’s fiscal year-to-date earnings increase 7.3 percent over last year to $3.25 per basic share due primarily to improved wholesale energy services results

•	Earnings guidance for fiscal 2006 increased to upper end of $2.75 to $2.85 per basic share range

•	NJR on track for record 15th year of increased earnings per share
WALL, N.J. — New Jersey Resources (NYSE: NJR) today reported a 7.3 percent increase in basic earnings per share for the nine months ended June 30, 2006, to $3.25, compared with $3.03 last year. On a diluted basis, earnings per share for the nine months ended June 30, 2006, increased to $3.22, compared with $2.97 last year, an 8.4 percent increase. The increase in earnings for the 9-month period is due primarily to improved results at NJR Energy Services (NJRES), NJR’s unregulated wholesale energy services subsidiary. Last year’s 9-month earnings included a $.22 per basic share gain on the sale of a commercial office building and a charge of $.05 per basic share associated with an early retirement program for officers. Net of these items, NJR’s earnings for the nine months ended June 30, 2005 were $79.2 million, or $2.87 per basic share and $2.81 per diluted share.
NJR’s fiscal 2006 earnings have been driven by NJRES, which saw earnings grow to $35.5 million, a 90 percent increase over $18.7 million for the same period last year. These strong results more than offset the impact of lower customer usage at New Jersey Natural Gas (NJNG), NJR’s largest subsidiary.
“Based on our results over the first nine months and our earnings guidance, we expect to achieve our 15th consecutive year of earnings growth — a streak that we believe is the longest in our industry,” said Laurence M. Downes, chairman and CEO of NJR. “As always, our employees deserve the credit for our continued strong financial performance. Their dedication is what drives our ability to meet our commitment to all our stakeholders.”
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NJR REPORTS FISCAL YEAR-TO-DATE AND THIRD-QUARTER EARNINGS PER SHARE

For the third quarter of fiscal 2006, NJR posted a loss of $.14 per basic and diluted earnings per share compared with earnings of $.07 per basic and diluted earnings per share last year. The decrease in earnings for the 3-month period is attributable primarily to weaker results at both NJRES and NJNG, due primarily to the impact of seasonality and fixed costs associated with their capacity assets.
Price Reduction and Customer Credits Announced
Benefiting from a decline in wholesale commodity price and its hedging and incentive programs, on June 1, 2006, NJNG filed for a reduction in its Basic Gas Supply Service (BGSS). The reduction would represent a decrease of 6.6 percent for the average residential heating customer. The BGSS charge reflects the portion of customers’ bills that goes towards purchasing and interstate transporting of natural gas. Any changes do not impact NJNG’s profits. The reduction will save an average customer, using 100 therms of natural gas per month, approximately $11 on their monthly bill.
Additionally, in September’s natural gas bills, NJNG will provide refunds totaling at least $20 million to residential and small commercial sales customers. The refunds will be based on individual customer usage from February through August and are currently estimated to be approximately $49 for the average residential customer. This action was made possible by the warmer temperatures experienced this past winter, which lowered customer requirements and avoided the need to purchase more expensive incremental natural gas supplies, and lower wholesale natural gas prices. NJNG will determine the exact amount of the refund in late August.
Financial and operating highlights included:
•	Higher Net Income and Basic Earnings per Share

For the nine months ended June 30, 2006, NJR earned $90.5 million, or $3.25 per basic share, compared with $83.7 million, or $3.03 per basic share, last year. Last year’s earnings for the 9-month period included a gain on the sale of a commercial office building of $.22 per basic share by NJR’s commercial real estate subsidiary, Commercial Realty and Resources (CR&R), and a charge of $.05 per basic share associated with a voluntary officer retirement program as part of an overall management restructuring plan for the organization. The increase in earnings was due primarily to improved results at NJRES.

NJR posted a loss of $4 million, or $.14 per basic share, for the three months ended June 30, 2006, compared with earnings of $1.8 million, or $.07 per basic share, for the same period last year. The lower earnings were due primarily to seasonal losses at NJRES and lower customer usage at NJNG, as previously forecast by management.

NJNG earned $53.8 million for the 9-month period ended June 30, 2006, compared with $57 million last year. For the three months ended June 30, 2006, NJNG earned $1.7 million, compared with $3.9 million last year. The decrease in both periods was due primarily to the impact of lower customer usage per degree day. NJNG believes that the lower usage was due primarily to the pass-through of higher wholesale natural gas prices, which offset continued strong customer growth.
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NJR REPORTS FISCAL YEAR-TO-DATE AND THIRD-QUARTER EARNINGS PER SHARE

NJRES reported a 90 percent increase in earnings for the nine months ended June 30, 2006 to $35.5 million, compared with $18.7 million last year. For the three months ended June 30, 2006, NJRES reported a loss of $6.4 million, compared with a loss of $3.3 million last year.

•	Continued Customer Growth at NJNG

During the first nine months of fiscal 2006, NJNG added 7,871 new customers, 34 percent of which converted from other fuels. In addition, 175 existing customers added natural gas heat to their service. NJNG anticipates an annual customer growth rate of approximately 2.3 percent in fiscal 2006. About one-third of the anticipated new customers are expected to convert from other fuels.

•	Impact of Weather and Usage

Weather during the nine months ended June 30, 2006 was 9.8 percent warmer than normal and 11.9 percent warmer than last year. Weather for the three months ended June 30, 2006, was 26.3 percent warmer than normal and 27.6 percent warmer than last year. “Normal” weather is based on 20-year average temperatures. The impact of the weather is offset by NJNG’s weather-normalization clause (WNC), which is designed to smooth out year-to-year fluctuations on both NJNG’s gross margin and customers’ bills that may result from changing weather patterns. Included in the WNC is the assumption that usage per degree day is equal to the average over the last four years. As a result of the warmer-than-normal weather, NJNG accrued $10.2 million of gross margin for the nine months ended June 30, 2006, to be collected from customers in the future. However, gross margin was negatively impacted by lower usage per degree day which was 5.6 percent lower than the 4-year average. NJNG believes that this resulted mainly from the impact of the pass-through of higher wholesale natural gas prices on customer usage.

NJNG’s gross margin is defined as natural gas revenues less natural gas costs; sales tax; a Transitional Energy Facilities Assessment (TEFA), which is included in Energy and other taxes on the Consolidated Statements of Income; and regulatory rider expenses. Management believes that gross margin provides a more meaningful basis for evaluating utility operations than revenue since natural gas costs, sales tax, TEFA and regulatory rider expenses are, subject to BPU approval, passed through to customers, and therefore, have no effect on gross margin. This definition of utility gross margin may not be comparable to the definition of gross margin used by others in the natural gas distribution business and other industries. Natural gas costs are charged to operating expenses on the basis of therm sales at the prices approved by the New Jersey Board of Public Utilities (BPU) through NJNG’s BGSS tariff. The BGSS allows NJNG to recover natural gas costs. Sales tax is calculated at 6 percent on sales prior to July 15, 2006 and 7 percent thereafter, of revenue and excludes sales to cogeneration facilities, other utilities, off-system sales and federal accounts. TEFA is calculated on a per-therm basis and excludes sales to cogeneration facilities, other utilities and off-system sales. Regulatory rider expenses are calculated on a per-therm basis. NJNG’s gross margin also includes benefits received by shareowners under its BGSS incentive programs.
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NJR REPORTS FISCAL YEAR-TO-DATE AND THIRD-QUARTER EARNINGS PER SHARE

In December 2005, NJNG filed a proposal with the BPU, which would replace the existing WNC with a Conservation and Usage Adjustment (CUA) clause that would capture variations related to weather and customer usage. The proposal would establish a benchmark for customer usage. NJNG would compare actual results to the benchmark on an annual basis. Any adjustments, positive or negative, would be made in the following year. Discussions on the proposal with the BPU staff and the Department of Public Advocate, Division of Rate Counsel continue. If NJNG is not successful in receiving approval of the CUA proposal, it will consider other regulatory strategies to address this issue such as expanded incentive programs and/or the filing of a base rate case.

•	Incentive Programs Offer Benefits to Customers and Shareowners

During the first nine months of the fiscal year, NJNG’s gross margin-sharing incentive programs, which include off-system sales, capacity management, storage optimization and financial risk management programs, totaled 30 billion cubic feet (Bcf) and $6.5 million of gross margin, compared with 38.7 Bcf and $4.8 million of gross margin for the same period last year. The increase in gross margin was due primarily to the storage incentive and financial risk management programs, both of which benefited from the volatile wholesale natural gas commodity market. For the three months ended June 30, 2006, these programs totaled 8.3 Bcf and $481,000 of gross margin, compared with 10.1 Bcf and $799,000 of gross margin for the same period last year. The decrease in gross margin in the quarter was due primarily to timing differences in the storage incentive program. NJNG shares the gross margin earned from these incentive programs with customers and shareowners according to gross margin-sharing formulas. In April 2006, the BPU authorized an extension of the incentive programs through October 2007.

This fiscal year, customers have saved approximately $32 million in natural gas costs through these programs. Since the establishment of these incentive programs in 1992, NJNG customers have saved over $297 million on their natural gas bills, or approximately 4 percent annually.

•	Wholesale Energy Services Experiences Seasonal Loss

NJRES earned $35.5 million during the first nine months of the fiscal year compared with $18.7 million last year. NJRES has developed a portfolio of storage and transportation capacity in the Northeast, Gulf Coast, Mid-Continent, Appalachia and Eastern Canada. These assets become more valuable when prices change between these areas and/or time periods.

For the three months ended June 30, 2006, NJRES had a loss of $6.4 million, compared with a loss of $3.3 million last year. The larger loss in the quarter reflects the increased amount of demand costs and interest expense associated with NJRES’ growing portfolio of storage and transportation capacity contracts.
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NJR REPORTS FISCAL YEAR-TO-DATE AND THIRD-QUARTER EARNINGS PER SHARE

Gross margin, defined as natural gas revenues and management fees less natural gas costs, from this portfolio is generally greater during the winter months, while the fixed costs of these assets are spread throughout the year. Therefore, consistent with this seasonality, a loss in the third and fourth fiscal quarters is anticipated. Accordingly, the results for the nine months are not indicative of the results for the fiscal year.

•	NJRHS and Other

This business segment consists of NJR Home Services (NJRHS), which provides service, sales and installation of appliances to nearly 147,000 customers; CR&R, which develops commercial real estate; and NJR Energy, which consists primarily of a 5.53 percent equity investment in Iroquois Gas Transmission System, L.P. Earnings for the nine months ended June 30, 2006, were $1.1 million, compared with $8 million last year. Last year’s 9-month earnings included a gain on the sale of a commercial office building of approximately $6 million. Net of this gain and this segment’s portion of the early retirement charge, earnings for the nine months ended June 30, 2005 were $2.6 million. For the three months ended June 30, 2006, this segment earned $724,000, compared with earnings of $1.3 million last year. The decrease in the three months was due primarily to higher corporate expenses and last year’s 3-month earnings including an after-tax gain of $210,000 on the sale of real estate.

•	Share Repurchase Update

NJR purchased 305,100 shares under the share repurchase plan in the nine months ended June 30, 2006. In January 2006, the NJR Board of Directors authorized an increase in the company’s share repurchase plan from 2.5 million to 3.5 million shares. The plan authorizes NJR to purchase its shares on the open market or in negotiated transactions, based on market and other conditions. Since the plan began in September 1996, NJR has invested over $94 million to repurchase 2.46 million shares.
Fiscal 2006 Earnings Guidance
Assuming a continuation of lower customer usage, stable economic conditions, continued customer growth at NJNG, continued volatility in the wholesale natural gas markets at NJRES, the impact of seasonality on the company’s businesses and subject to the factors discussed below under “Forward-Looking Statements,” NJR estimates that earnings for fiscal 2006 will be toward the upper end of the $2.75—$2.85 per basic share range.
Webcast Information
NJR will host a live webcast to discuss the quarter’s financial results today at 2 p.m. ET. To listen to the call, logon to NJR’s Web site, njliving.com, and select “Investor Relations,” then click just below the microphone on the right side of the Investor Relations home page.
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NJR REPORTS FISCAL YEAR-TO-DATE AND THIRD-QUARTER EARNINGS PER SHARE

About New Jersey Resources
New Jersey Resources (NYSE:NJR), a Fortune 1000 company and a member of the Forbes Platinum 400, provides reliable retail and wholesale energy services to customers in New Jersey and in states from the Gulf Coast to New England, and Canada. Its principal subsidiary, New Jersey Natural Gas, is one of the fastest-growing local distribution companies in the United States, serving more than 468,000 customers in central and northern New Jersey. Other major NJR subsidiaries include NJR Energy Services and NJR Home Services. NJR Energy Services provides customer service and management of natural gas storage and capacity assets in the unregulated energy services market. NJR Home Services offers retail customers heating, air conditioning and appliance services. NJR’s progress is a tribute to the more than 5,000 dedicated employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community to make NJR a leader in the competitive energy marketplace. For more information, visit NJR’s Web site at njliving.com.
Forward-Looking Statements
This news release contains estimates, earnings guidance and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors that could cause actual results, including gross margin, earnings and customer growth, to differ materially from the company’s expectations include, but are not limited to, weather, economic conditions and demographic changes in NJNG’s service territory, the rate of customer growth, volatility of natural gas commodity prices and its impact on customer usage and NJRES operations, the impact of the company’s risk management efforts, including commercial and wholesale credit risks, the impact of regulation (including the regulation of rates), fluctuations in energy-related commodity prices, conversion activity, other marketing efforts, actual energy usage patterns of NJNG’s customers, the pace of deregulation of retail gas markets, access to adequate supplies of natural gas, the regulatory and pricing policies of federal and state regulatory agencies, changes due to legislation at the federal and state level, the availability of an adequate number of appropriate counterparties, sufficient liquidity in the energy trading market and continued access to the capital markets, the disallowance of recovery of environmental-related expenditures and other regulatory changes, environmental and other litigation and other uncertainties. More detailed information about these factors is set forth in NJR’s filings with the Securities and Exchange Commission (SEC), including NJR’s annual report on Form 10-K filed on November 29, 2005 and on NJR’s quarterly report filed on Form 10-Q filed on May 4, 2006. NJR’s SEC documents are available at www.sec.gov. NJR does not, by including this paragraph, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.
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NJR REPORTS FISCAL YEAR-TO-DATE AND THIRD-QUARTER EARNINGS PER SHARE

NEW JERSEY RESOURCES
CONSOLIDATED FINANCIAL RESULTS

(Unaudited)	Three Months Ended		Nine Months Ended
Thousands, except per share data	June 30,		June 30,
	2006	2005	2006	2005

Operating Revenues	$536,103	$544,280	$2,765,101	$2,463,325

Net (Loss) Income	$(3,975)	$1,835	$90,490	$83,702

(Loss) Earnings Per Common Share
Basic	$(.14)	$.07	$3.25	$3.03
Diluted	$(.14)	$.07	$3.22	$2.97

Average Shares Outstanding
Basic	28,055	27,468	27,809	27,616
Diluted	28,396	28,079	28,139	28,198

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NEW JERSEY RESOURCES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

OPERATING REVENUES	$536,103	$544,280	$2,765,101	$2,463,325

OPERATING EXPENSES
Gas purchases	489,677	492,036	2,410,840	2,133,386
Operation and maintenance	28,657	24,298	86,160	77,834
Regulatory rider expenses	4,005	4,793	25,868	28,707
Depreciation and amortization	8,735	8,424	25,923	25,135
Energy and other taxes	8,428	8,878	53,098	50,489

Total operating expenses	539,502	538,429	2,601,889	2,315,551

OPERATING (LOSS) INCOME	(3,399)	5,851	163,212	147,774

Other income	1,769	1,659	4,031	4,823

Interest charges, net	5,358	4,897	18,014	14,968

(LOSS) INCOME BEFORE INCOME TAXES	(6,988)	2,613	149,229	137,629

Income tax (benefit) provision	(3,013)	778	58,739	53,927

NET (LOSS) INCOME	$(3,975)	$1,835	$90,490	$83,702

(LOSS) EARNINGS PER COMMON SHARE
BASIC	$(0.14)	$0.07	$3.25	$3.03
DILUTED	$(0.14)	$0.07	$3.22	$2.97

DIVIDENDS PER COMMON SHARE	$0.36	$0.34	$1.08	$1.02

AVERAGE SHARES OUTSTANDING
BASIC	28,055	27,468	27,809	27,616
DILUTED	28,396	28,079	28,139	28,198

NEW JERSEY RESOURCES

	Three Months Ended		Nine Months Ended
(Unaudited)	June 30,		June 30,
(Thousands, except per share data)	2006	2005	2006	2005

Operating Revenues
New Jersey Natural Gas	$163,914	$174,761	$1,029,666	$957,807
NJR Energy Services	365,373	362,727	1,716,093	1,476,519
NJR Home Services and Other	6,884	6,816	19,547	29,072

Sub-total	536,171	544,304	2,765,306	2,463,398

Intercompany Eliminations	(68)	(24)	(205)	(73)

Total	$536,103	$544,280	$2,765,101	$2,463,325

Operating Income (Loss)
New Jersey Natural Gas	$5,365	$8,865	$96,305	$101,014
NJR Energy Services	(9,906)	(4,926)	65,257	33,817
NJR Home Services and Other	1,142	1,912	1,650	12,943

Total	$(3,399)	$5,851	$163,212	$147,774

Net Income (Loss)
New Jersey Natural Gas	$1,698	$3,868	$53,890	$56,959
NJR Energy Services	(6,397)	(3,314)	35,499	18,692
NJR Home Services and Other	724	1,281	1,101	8,051

Total	$(3,975)	$1,835	$90,490	$83,702

Throughput (Bcf)
NJNG, Core Customers	9.0	11.1	56.8	64.3
NJNG, Off System/Capacity Management	8.3	10.1	30.0	38.7
NJRES Fuel Mgmt. and Wholesale Sales	50.7	49.6	170.3	202.2

Total	68.0	70.8	257.1	305.2

Common Stock Data
Yield at June 30	3.1%	2.8%	3.1%	2.8%
Market Price
High	$47.38	$48.42	$47.38	$48.42
Low	$42.85	$42.63	$40.68	$40.54
Close at June 30	$46.78	$48.25	$46.78	$48.25
Shares Out. at June 30	28,074	27,485	28,074	27,485
Market Cap. at June 30	$1,313,302	$1,326,151	$1,313,302	$1,326,151

NEW JERSEY NATURAL GAS

	Three Months Ended		Nine Months Ended
(Unaudited)	June 30,		June 30,
(Thousands, except customer & weather data)	2006	2005	2006	2005

Operating Revenues
Residential	$76,567	$85,247	$562,832	$521,486
Commercial, Industrial & Other	26,376	20,405	162,263	131,138
Firm Transportation	6,856	5,669	23,527	25,393

Total Utility Firm Revenues	109,799	111,321	748,622	678,017
Interruptible	2,145	3,232	6,792	9,343

Total System Revenues	111,944	114,553	755,414	687,360

Incentive Programs	51,970	60,208	274,252	270,447

TOTAL REVENUES	$163,914	$174,761	$1,029,666	$957,807

Utility Gross Margin and Operating Income
Residential	$24,000	$25,188	$133,961	$134,510
Commercial, Industrial & Other	4,571	4,798	25,516	25,621
Firm Transportation	5,516	4,660	18,377	19,465

Total Utility Firm Margin	34,087	34,646	177,854	179,596
Interruptible	229	264	757	831

Total System Margin	34,316	34,910	178,611	180,427

Incentive Programs	481	799	6,527	4,807

TOTAL UTILITY GROSS MARGIN	34,797	35,709	185,138	185,234

Operation and maintenance expense	20,199	17,964	61,170	57,461
Depreciation and amortization	8,580	8,243	25,480	24,547
Other taxes not reflected in gross margin	653	637	2,183	2,212

OPERATING INCOME	$5,365	$8,865	$96,305	$101,014

Throughput (Bcf)
Residential	4.3	6.2	36.4	40.6
Commercial, Industrial & Other	1.6	1.5	9.6	10.4
Firm Transportation	1.7	1.2	6.6	7.0

Total Firm Throughput	7.6	8.9	52.6	58.0
Interruptible	1.4	2.2	4.2	6.3

Total System Throughput	9.0	11.1	56.8	64.3

Incentive Programs	8.3	10.1	30.0	38.7

TOTAL THROUGHPUT	17.3	21.2	86.8	103.0

Customers
Residential	427,655	417,639	427,655	417,639
Commercial, Industrial & Other	29,582	29,234	29,582	29,234
Firm Transportation	12,186	14,622	12,186	14,622

Total Firm Customers	469,423	461,495	469,423	461,495
Interruptible	48	50	48	50

Total System Customers	469,471	461,545	469,471	461,545

Incentive Programs	35	36	35	36

TOTAL CUSTOMERS	469,506	461,581	469,506	461,581

NEW JERSEY NATURAL GAS

	Three Months Ended		Nine Months Ended
(Unaudited)	June 30,		June 30,
(Thousands, except customer & weather data)	2006	2005	2006	2005

Degree Days
Actual	423	584	4,329	4,911
Normal	574	584	4,799	4,803

Percent of Normal	73.7%	100.0%	90.2%	102.2%

NJR ENERGY SERVICES

Operating Revenues	$365,373	$362,727	$1,716,093	$1,476,519
Gas Purchases	371,589	365,136	1,640,970	1,435,740

Gross Margin	$(6,216)	$(2,409)	$75,123	$40,779

Operating (Loss) Income	$(9,906)	$(4,926)	$65,257	$33,817

Net (Loss) Income	$(6,397)	$(3,314)	$35,499	$18,692

Gas Sold and Managed (Bcf)	50.7	49.6	170.3	202.2

NJR HOME SERVICES AND OTHER

Operating Revenues	$6,884	$6,816	$19,547	$29,072

Operating Income	$1,142	$1,912	$1,650	$12,943

Net Income	$724	$1,281	$1,101	$8,051

Total Customers at June 30	146,655	144,463	146,655	144,463

NEW JERSEY RESOURCES
ADJUSTED NET INCOME AND EARNINGS PER SHARE RECONCILIATION
Provided below is a reconciliation of as reported and as adjusted information for Net Income and basic and diluted earnings per share for the nine months ended June 30, 2005. This reconciliation reflects the impact of a gain on the sale of a commercial office building and a charge related to an early retirement program for officers.
Management believes that this reconciliation is needed due to the unusual nature of the two items described above and that they are not indicative of core results. It also provides for a more consistent comparison for year-over-year results.

(Unaudited)	Nine Months Ended
(Thousands, except per share data)	June 30, 2005

	NJNG	NJRES	NJRHS and	Total
			Other

Net Income, as reported	$56,959	$18,692	$8,051	$83,702

Exclude:
Gain on sale of commercial office building			(5,972)	(5,972)
Charge for early retirement program	915	8	569	1,492

Net Income, as adjusted	$57,874	$18,700	$2,648	$79,222

Earnings per share basic, as reported				$3.03

Exclude:
Gain on sale of commercial office building				(.22)
Charge for early retirement program				.05

Earnings per share basic, as adjusted *				$2.87

Earnings per share diluted, as reported				$2.97

Exclude:
Gain on sale of commercial office building				(.21)
Charge for early retirement program				.05

Earnings per share diluted, as adjusted				$2.81

* Amount does not foot due to rounding.
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